UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005

EMC INSURANCE GROUP INC
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 280-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On November 14, 2005, EMC Insurance Group Inc. issued the following press release:

EMC INSURANCE GROUP INC. ANNOUNCES

CHANGES TO THE MUTUAL REINSURANCE

BUREAU POOL AND A LLOYD’S SYNDICATE

DES MOINES, Iowa (November 14, 2005) - EMC Insurance Group Inc. (Nasdaq/NM:EMCI) is pleased to announce that on November 9, 2005, the board of directors of Mutual Reinsurance Bureau (MRB) approved the admission of Kentucky Farm Bureau as a new assuming company to the pool effective January 1, 2006. The MRB board also indicated that it will approve the admittance of a second company effective January 1, 2006 if that company’s board of directors approves such participation within the next week, which is considered likely. Both of these companies carry an A.M. Best rating of A+ (Excellent) and their addition will enhance the financial strength of the pool. These actions will provide increased diversification in the Company’s assumed reinsurance business and will reduce the Company’s exposure to catastrophe losses. Additionally, the Company believes that the commitment of two highly rated, well capitalized companies to join the pool sends a strong message regarding the pool’s future business prospects. Currently the MRB pool consists of three assuming companies who share the reinsurance business equally. The increase in assuming companies will have a short-term negative impact on earned premiums for the Company’s reinsurance segment as the pool business will be split between more participants; however, the addition of these new companies will strengthen MRB’s surplus base and should favorably impact future marketing efforts.

For calendar year 2005, the Company projects that earned premiums from the MRB pool will total approximately $38 million. Based on preliminary production estimates from MRB, which do not include potential rate increases resulting from this year’s severe hurricane season, the Company’s earned premiums would have declined to approximately $36.5 million in 2006 without the addition of any new participants. With the addition of Kentucky Farm Bureau, the Company estimates that 2006 earned premiums from the MRB pool will decline to approximately $28 million; if both companies join the pool, 2006 earned premiums are estimated to decline to approximately $24 million. It should be noted that if the second company elects to participate in the pool they will only assume property exposures; casualty exposures will be shared among the other four participants.

The Company also announced that effective January 1, 2006, Employers Mutual will no longer participate in a Lloyd’s of London marine syndicate due to a planned restructuring of that program. The loss of this account will reduce the Company’s earned premium by approximately $4.0 million in 2006 and an additional $1 - 2 million in 2007. Employers Mutual will attempt to replace this business through increased participation on other programs.

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty entities in Iowa and among the top 60 insurance entities nationwide. For more information, visit our website www.emcinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business. When the Company uses the words “believe”, “expect”, “anticipate”, “estimate”, or similar expressions, it intends to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

November 14, 2005